Exhibit 10.7

7095 Samuel Morse Drive Suite 100 Columbia, MD 21046
410.290.1616 fax 410.290.0024	www.sourcefire.com www.snort.org
March 27, 2003
Mr. Todd Headley
Dear Todd,
     On behalf of Sourcefire, Inc. (“Sourcefire”), I am pleased to extend this offer of employment to you for the position of Chief Financial Officer.
     In this position you will report to the Chief Executive Officer. You will be primarily working out of Sourcefire’s headquarters office in Columbia, Maryland as well as the Sales office in Tysons Corner, Virginia. This position is a full-time position and qualifies for “exempt” status for purposes of the wage and hour laws. As such, you are exempt from the overtime pay provisions of the federal law and will not be entitled to overtime pay for hours worked over forty (40) in a workweek.
     This letter summarizes some of the important aspects of your employment with the Sourcefire.
     Starting Date. You will commence your employment with Sourcefire on April 21, 2003. Your employment is of no set duration.
     Termination Without Cause. If you are terminated without Cause (as defined below), you will receive three (3) months compensation as severance including salary, benefits, and any earned bonus provided that you execute and deliver a written release in a form acceptable to Sourcefire that releases Sourcefire from all claims and liabilities. For purposes hereof, “Cause” shall be (i) conviction of, or plea of guilty or nolo contendere to, (a) a felony or (b) any crime involving moral turpitude that may reasonably be expected to have an adverse impact on the Sourcefire’s reputation or standing in the community, (ii) fraud on or misappropriation of any funds or property of Sourcefire, any affiliate, customer or vendor, (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit, (iv) violation of any Sourcefire rule, regulation, procedure or policy, (v) breach of the Employee Proprietary Information, Inventions, and Non-Competition Agreement that you will be required to sign as a condition of employment (the “NDA”), or any other similar agreement executed by you for the benefit of the Sourcefire, (vi) engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace, or (vii) chronic use of alcohol, drugs or other substances which affects your work performance.
     Compensation. Your initial base monthly salary in this position will be $10,416.66 US Dollars (annualized to $125,000 per annum), payable bi-monthly. You will also be eligible to receive an incentive bonus that will be determined by the compensation committee and will be pro-rated for the partial year and paid quarterly. Your bonus will be awarded based upon your ability to achieve management objectives that will be determined in the first thirty days of your employment. Your compensation will be subject to normal periodic review based on corporate policy, your performance, and other factors considered by Sourcefire in making compensation determinations.
     Stock Options. Subject to the approval by Sourcefire’s Board of Directors, you will be eligible to participate in the Sourcefire Stock Incentive Stock Plan (the “Plan”) in accordance with the terms and conditions of the Plan, as may be amended from time to time, with an initial stock option grant of 172,000 shares. You will be required to execute a stock option agreement as a prerequisite to participation in the Plan. Specific terms of your grant include straight-line vesting over a four year period at quarterly intervals and 100% acceleration on termination without Cause or in the event of a change of control (as defined in the Plan).
     Benefits. Beginning the first day of the month following your start date, you will be eligible for the standard Sourcefire health insurance, dental and other benefit plans, as may be in effect from time to time. You will be eligible for 15 days of paid leave per year earned during the course of your employment.
     At — Will Employment. Sourcefire is an “at will” employer. This means your employment is not for any definite period of time, and either you or Sourcefire may terminate such employment for any reason, at any time, with or without cause and with or without notice. Similarly, as an employee of Sourcefire, you will be subject to such employment policies and terms and conditions as Sourcefire may adopt or modify from time to time, and nothing in this offer letter or told to you during your employment should be interpreted as a guarantee of continued employment.
     By accepting the Sourcefire offer of employment, you agree to comply with and be bound by the operating practices, procedures and policies that Sourcefire may put into effect from time to time during your employment. You also represent and warrant that you are free to enter into and fully perform this agreement and the agreements referred to herein without breaching any other agreement or contract to which you are or may be bound, including any existing or previous employment agreement, non-disclosure agreement or non-competition agreement.
     This letter sets forth the entire understanding between you and Sourcefire regarding the terms of your employment, and supersedes any prior verbal or written representations.
     This offer is valid until withdrawn or for seven (7) days, whichever is shorter, and is contingent upon satisfactory completion of reference checks and your compliance with the 1986 Immigration Reform and Control Act. This offer is also contingent upon your execution of the NDA, which is an integral part of your employment.
     Please indicate your acceptance of this offer of employment by signing and dating below, and returning to Sourcefire this signed offer letter and the signed NDA.

     We look forward to having you join the Sourcefire team and anticipate that this will be a mutually beneficial relationship. If you have any questions, please feel free to give me a call.

Sincerely,

	By:	/s/ Wayne Jackson Wayne Jackson
CEO

AGREED AND ACCEPTED:

/s/ Todd Headley

Date March 28, 2003	Todd Headley

Nonstatutory Stock Option Grant Agreement
Under The
Sourcefire, Inc. 2002 Stock Incentive Plan
This Nonstatutory Stock Option Grant Agreement (this “Agreement”) is made as of April 18, 2003 (the “Grant Date”) by and between (i) Sourcefire, Inc., a Delaware corporation (the “Company”), and (ii) Todd Headley (“Optionee”).
     1. Terminology. All capitalized words that are not defined in this Agreement or in the attached Stock Option Certificate have the meanings ascribed to them in the Plan. For purposes of this Agreement, the terms below have the following meanings:
          (a) “Cause” has the meaning ascribed to such term or words of similar import in the Optionee’s written employment or service contract with the Company and, in the absence of such agreement or definition, means the Optionee’s (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses), or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Optionee’s duties or willful failure to perform the Optionee’s responsibilities in the best interests of the Company; (v) chronic use of alcohol, drugs or other similar substances which affects the Optionee’s work performance; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Optionee for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.
          (b) “Change in Control” means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 1(b), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include (Y) a public offering of capital stock of the Company or (Z) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of, Martin Roesch or his immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include adoptive relations), or transferred to any such immediate family members. For purposes of this Section 1(b), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.
          (c) “Company” includes Sourcefire, Inc. and its Affiliates, except where the context otherwise requires.
          (d) “Option Shares” mean the shares of Common Stock underlying the Options.

          (e) “Total and Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator may require such proof of Total and Permanent Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s good faith determination as to whether the Optionee is totally and permanently disabled will be final and binding on all parties concerned.
     2. Vesting.
          (a) The Options vest in accordance with the vesting schedule identified in the Stock Option Certificate attached to this Agreement and constitutes a part of the Agreement (the “Vesting Schedule”), so long as the Optionee is in the continuous employ of, or in a service relationship with, the Company from the Grant Date through the applicable date upon which vesting is scheduled to occur. No vesting will accrue to any Options after the Optionee ceases to be in either an employment or other service relationship with the Company, except as provided otherwise in this Agreement.
          (b) Unless the Options have earlier terminated, if before the Optionee has vested in any Options, his or her employment or other service relationship with the Company terminates due to death or Total and Permanent Disability, then as of such termination a number of Options will be vested equal to (i) the total number of Options granted under this Agreement as specified on the Stock Option Certificate, multiplied by (ii) 25%, multiplied by (iii) a fraction, the numerator of which is the total number of days measured from the Optionee’s Vesting Start Date (as defined in the Stock Option Certificate) to the date that the employment or other service relationship ceased and the denominator of which is 365.
     3. Exercise of Options.
          (a) Right to Exercise. The Optionee may exercise the Options to the extent vested at any time on or before the Expiration Date or the earlier termination of the Options, unless otherwise provided in this Agreement. Section 4 below describes certain limitations on exercise of the Options that apply in the event of the Optionee’s death, Total and Permanent Disability, or termination of employment or other service relationship with the Company. The Options may be exercised only in multiples of whole shares and may not be exercised at any one time as to fewer than one hundred shares (or such lesser number of shares as to which the Options are then exercisable). No fractional shares will be issued under the Options.
          (b) Exercise Procedure. In order to exercise the Options, the following items must be delivered to the Secretary of the Company before the expiration or termination of the Options: (i) an exercise notice, in such form as the Administrator may require from time to time, specifying the number of Option Shares to be purchased, (ii) full payment of the Exercise Price for such Option Shares or properly executed, irrevocable instructions, in such form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 3(c) of this Agreement, and (iii) an executed copy of any other agreements requested by the Administrator pursuant to Section 3(d) of this Agreement. An exercise will not be effective until all of the foregoing items are received by the Secretary of the Company.
          (c) Method of Payment. Payment of the Exercise Price may be made by delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion, a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm approved by the Administrator, or a combination of the foregoing. In addition, payment of the Exercise Price may be made by any other method approved by the Administrator.
          (d) Agreement by Optionee to Execute Other Agreements. The Optionee hereby agrees to execute, as a condition precedent to the exercise of the Options and at any time thereafter as may reasonably be requested by the Administrator, a Stock Restriction Agreement, substantially in the form, and containing the terms and provisions, of the Stock Restriction Agreement attached hereto as Exhibit A, with respect to any Option Shares acquired by the Optionee pursuant to this Agreement; provided, however, that execution of the Stock Restriction Agreement will not be required upon any exercise of the Options that occurs after the closing of the first public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) or, if later, the expiration of any market stand-off agreement that applies to other shareholders of the Company respecting such public offering of capital stock.
          (e) Issuance of Shares upon Exercise. Upon exercise of the Options in accordance with the terms of this Agreement, the Company will issue to the Optionee, the brokerage firm specified in the Optionee’s delivery instructions pursuant to a broker-assisted cashless exercise, or such other person exercising the Options, as the case may be, the number of shares of Common Stock so paid for, in the form of fully paid and nonassessable stock. The Company will deliver stock certificates for the Option Shares as soon as practicable after exercise, which certificates will, unless such Option Shares are registered or an exemption from registration is available under applicable federal and state law, bear a. legend restricting transferability of such shares and referencing any applicable Stock Restriction Agreement.
     4. Termination of Employment or Service.
          (a) Exercise Period Following Cessation of Employment or Other Service Relationship, In General. If the Optionee ceases to be employed by, or in a service relationship with, the Company for any reason other than death, Total and Permanent Disability, voluntary resignation or discharge for Cause, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon such cessation, and (ii) the vested Options remain exercisable during the 30-day period following such cessation, but in no event after the Expiration Date. Unless sooner terminated, the vested Options automatically terminate upon the expiration of such 30-day period.
          (b) Disability of Optionee. Notwithstanding the provisions of Section 4(a) above, if the Optionee ceases to be employed by, or in a service relationship with, the Company as a result of the Optionee’s Total and Permanent Disability, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon such cessation, and (ii) the vested Options remain exercisable during the six-month period following such cessation, but in no event after the Expiration Date. Unless sooner terminated, the vested Options automatically terminate upon the expiration of such six-month period.
          (c) Death of Optionee. If the Optionee dies prior to the expiration or other termination of the Options, (i) the unvested Options, after giving effect to the provisions of Section 2 of this Agreement, terminate immediately upon the Optionee’s death, and (ii) the vested Options remain exercisable during the six-month period following the Optionee’s death, but in no event after the Expiration Date, by the Optionee’s executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution. Unless sooner terminated, the vested Options automatically terminate upon the expiration of such six-month period.
          (d) Voluntary Resignation/Misconduct. Notwithstanding anything to the contrary in this Agreement, the Options terminate in their entirety, regardless of whether the Options are vested, immediately upon the Optionee’s voluntary resignation of employment or other service relationship, upon the Optionee’s discharge of employment or other service relationship for Cause or upon the Optionee’s commission of any of the following acts during any period following the cessation of employment or other service relationship during which the Options otherwise would be exercisable: (i) fraud on or misappropriation of any funds or property of the Company, or (ii) breach by the Optionee of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by the Optionee for the benefit of the Company, as determined by the Administrator, which determination will be conclusive.

     5. Market Stand-Off Agreement. The Optionee agrees that following the effective date of a registration statement of the Company filed under the Securities Act, the Optionee, for the duration specified by and to the extent requested by the Company and an underwriter of Common Stock or other securities of the Company, shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted. In addition, the Optionee agrees to execute any further letters, agreements and/or other documents requested by the Company or its underwriters which are consistent with the terms of this Section 5. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.
     6. Nontransferability of Options. These Options are nontransferable otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee, the Options may be exercised only by the Optionee or, during the period the Optionee is under a legal disability, by the Optionee’s guardian or legal representative. Except as provided above, the Options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.
     7. Termination of Options/Recapture Payment. The Options are granted as consideration for, and contingent upon, the Optionee becoming a party to the Company’s Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement or any successor agreement thereto (the “Assignment Agreement”). The Optionee further recognizes and acknowledges that it would be difficult to ascertain the damages arising from a violation of the covenants set forth in the Assignment Agreement. Accordingly, notwithstanding anything herein to the contrary, if the Administrator or its delegate, in its sole discretion, determines that the Optionee has engaged in any activity that contravenes the covenants set forth in the Assignment Agreement, the Optionee agrees that the following shall occur:
(i)	The Options will terminate effective on the date on which such determination is made, regardless of whether the Options are vested in whole or in part, unless terminated sooner by operation of another provision of this Agreement; and

(ii)	With respect to any Common Stock acquired by the Optionee through the exercise of the Options within three months before the Optionee’s termination of employment or at any time after the Optionee’s termination of employment (the “Recapture Shares”), the Optionee agrees to pay to the Company, within 30 days of when the Company delivers written notice to the Optionee, a “Recapture Payment”. The Recapture Payment may be paid in cash, Recapture Shares, or a combination of cash or Recapture Shares. In the event that the Optionee holds Recapture Shares on the date that he or she is determined to have violated the covenants in the Assignment Agreement, the Administrator may demand that the Recapture Payment be made by tendering the Recapture Shares. If paid in cash, the Recapture Payment shall be an amount equal to the excess of the aggregate Fair Market Value of the shares on the exercise date over the Exercise Price paid by the Optionee to acquire the Recapture Shares. If paid in Recapture Shares, the Recapture Payment shall be paid by the Optionee delivering to the Company share certificates evidencing the Recapture Shares, together with a stock power, endorsed in blank. As soon as practicable after receipt of the stock certificates and stock power properly endorsed, the Company will pay to the Optionee the lower of (A) the aggregate Exercise Price paid by the Optionee to acquire the Recapture Shares for which the stock certificates have been delivered to the Company or (B) the Fair Market Value of such Recapture Shares at that time.
Nothing in this Section will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages set forth in this Agreement and that it may additionally prove, and all remedies will be cumulative and not affirmative.
     8. Coordination With Other Agreements. To the extent that the Optionee is a party to any agreement with the Company that contains the same or similar covenants as those set forth in the Assignment Agreement (hereinafter referred to as the “Other Agreement”), the Optionee and the Company expressly agree that any remedy available to the Company under this Agreement or the Assignment Agreement is in addition to, and does not limit the enforceability of, any remedy available to the Company under such Other Agreement.
     9. Nonstatutory Nature of the Options. The Options are not intended to qualify as incentive stock options within the meaning of Code section 422, and this Agreement shall be so construed. The Optionee acknowledges that, upon exercise of the Options, the Optionee will recognize taxable income in an amount equal to the excess of the then Fair Market Value of the Option Shares over the Exercise Price and must comply with the provisions of Section 10 of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.
     10. Withholding of Taxes. At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll or any other payment of any kind due the Optionee and otherwise agrees to make adequate provision for foreign, federal, state and local taxes required by law to be withheld, if any, which arise in connection with the Options. The Company may require the Optionee to make a cash payment to cover any withholding tax obligation as a condition of exercise of the Options or issuance of share certificates representing Option Shares.
     The Administrator may, in its sole discretion, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Options either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.
     11. Adjustments for Corporate Transactions and Other Events.
          (a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of shares covered by and the exercise price and other terms of the Options, shall, without further action of the Board, be adjusted to reflect such event unless the Board determines, at the time it approves such stock dividend, stock split or reverse stock split, that no such adjustment shall be made. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to the Options as a result of the stock dividend, stock split or reverse stock split.
          (b) Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 11(a), in the event of any change affecting the Common Stock, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control, the Administrator, in its discretion and without the consent of the Optionee, shall make any adjustments in the Options, including but not limited to modifying the number, kind and price of securities subject to the Options.

          (c) Change in Control Transactions. Unless otherwise set forth in the Stock Option Certificate, in the event of any transaction resulting in a Change in Control, the Options will terminate upon the effective time of any such Change in Control unless provision is made in connection with the transaction in the sole discretion of the parties thereto for the continuation or assumption of the Options, or the substitution of the Options with new options of the surviving or successor entity or a parent thereof. In the event of such termination, the Optionee will be permitted, for a period of at least twenty days prior to the effective time of the Change in Control, to exercise all portions of such Options that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control.
          (d) Adjustments for Unusual Events. The Administrator is authorized to make, in its discretion and without the consent of the Optionee, adjustments in the terms and conditions of, and the criteria included in, the Options in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Options or the Plan.
          (e) Binding Nature of Adjustments. Adjustments under this Section 11 will be made by the Administrator, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive. No fractional shares will be issued pursuant to the Options on account of any such adjustments. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by the Optionee pursuant to this Section 11 in exchange for, or by virtue of the Optionee’s ownership of, the Options or the Option Shares, except as otherwise determined by the Administrator.
     12. Confidential Information. In consideration of the Options granted to the Optionee pursuant to this Agreement, the Optionee agrees and covenants that, except as specifically authorized by the Company, the Optionee will keep confidential any trade secrets or confidential or proprietary information of the Company which are now or which hereafter may become known to the Optionee as a result of the Optionee’s employment by or other service relationship with the Company, and shall not at any time, directly or indirectly, disclose any such information to any person, firm, company or other entity, or use the same in any way other than in connection with the business of the Company, at all times during and after the Optionee’s employment or other service relationship. The provisions of this Section 12 shall not narrow or otherwise limit the obligations and responsibilities of the Optionee set forth in any agreement of similar import entered into between the Optionee and the Company.
     13. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter the at-will or other employment status or other service relationship of the Optionee, nor be construed as a contract of employment or service relationship between the Company and the Optionee, or as a contractual right of Optionee to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge the Optionee at any time with or without cause or notice and whether or not such discharge results in the failure of any Options to vest or any other adverse effect on the Optionee’s interests under the Plan.
     14. No Rights as a Stockholder. The Optionee shall not have any of the rights of a stockholder with respect to the Option Shares until such shares have been issued to him or her upon the due exercise of the Options. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued.
     15. The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the

Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
     16. Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, or another permitted transferee, the word “Optionee” shall be deemed to include such person.
     17. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.
     18. Entire Agreement: Additional Grants. This Agreement contains the entire agreement between the parties with respect to the Options granted hereunder. Any and all prior agreements between the parties hereto with respect to the subject matter of this Agreement are hereby revoked. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to the Option and the Option Shares. The terms and conditions of this Agreement shall apply to any and all future grants of options to Optionee pursuant to the Plan and the term “Grant Date” shall refer to each such subsequent grant date. Any such future grants and acceptance thereof shall be evidenced by the completion, execution and attachment to this Agreement of an additional Stock Option Certificate, in the form provided by the Company, which shall be incorporated herein by reference.
     19. Invalidity or Unenforceability. It is the intention of the Company and the Optionee that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court having jurisdiction holds any provision of this Agreement to be invalid or unenforceable, in whole or in part, the Company and the Optionee agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it valid and enforceable without affecting the rest of this Agreement.
     20. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     21. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Option Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.
     22. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.
     23. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include the city and state in which the principal offices of the Company are located, and the Optionee hereby agrees and submits to the personal jurisdiction and venue thereof.
     24. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the Corporation and Optionee have executed this Agreement, as of the date set forth above.

COMPANY:

SOURCEFIRE, INC., a Delaware corporation

By: Name:	/s/ E. Wayne Jackson E. Wayne Jackson
Title:	Chief Executive Officer

OPTIONEE:

/s/ Todd Headley

Signature
Name:	Todd Headley
Address:

Sourcefire, Inc.
Stock Option Certificate
THIS CERTIFIES THAT Todd Headley (the “Optionee”) has been awarded under the Sourcefire, Inc. 2002 Stock Incentive Plan (the “Plan”), nonstatutory stock options (each, an “Option” or collectively, the “Options”) to purchase 172,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) of Sourcefire, Inc., a Delaware corporation (the “Company”), at a price of $0.15 per share (the “Exercise Price”). This Stock Option Certificate constitutes part of and is subject to the terms and provisions of the Nonstatutory Stock Option Grant Agreement (the “Agreement”) by and between the Company and Optionee dated April 18, 2003, which this Stock Option Certificate is attached to and made part of. Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Agreement.
Vesting Start Date: April 21, 2003
Grant Date: April 18, 2003
Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the tenth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.
Vesting Schedule: The Options vest and become exercisable in accordance with the vesting schedule below, subject to the terms and conditions described in the Agreement:
(a)	6.250% of the Options vest and become exercisable per quarter as measured from the Optionee’s Vesting Start Date until 100% are vested and exercisable on the forth anniversary of the Vesting Start Date, and

(b)	There is 100% acceleration of vesting of the Options in the event Optionee’s employment is actually or constructively terminated without cause following a Change in Control.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this 18th day of April, 2003.

SOURCEFIRE, INC

By:	/s/ E. Wayne Jackson
The undersigned hereby acknowledges that he/she has carefully read the Agreement and the Plan and agrees that this Stock Option Certificate, together with the Agreement, shall govern the terms and conditions of the Options, the Option Shares and the other subject matter of the Agreement, subject to the provisions of the Plan. In the event of any conflict between the terms of this Stock Option Certificate and the Agreement, the Agreement shall control.

OPTIONEE

/s/ Todd Headley Todd Headley

Date: April 24, 2003

Exhibit A-2
Sourcefire, Inc.
Stock Option Certificate
THIS CERTIFIES THAT Todd Headley (the “Optionee”) has been awarded under the Sourcefire, Inc. 2002 Stock Incentive Plan (the “Plan”), nonstatutory stock options (each, an “Option” or collectively, the “Options”) to purchase 40,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) of Sourcefire, Inc., a Delaware corporation (the “Company”), at a price of $1.00 per share (the “Exercise Price”). This Stock Option Certificate constitutes part of and is subject to the terms and provisions of the Nonstatutory Stock Option Grant Agreement (the “Agreement”) by and between the Company and Optionee dated April 18, 2003, which this Stock Option Certificate is attached to and made part of. Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Agreement.
Vesting Start Date: December 1, 2004
Grant Date: December 21, 2004
Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the tenth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.
Vesting Schedule: The Options vest and become exercisable in accordance with the vesting schedule below, subject to the terms and conditions described in the Agreement:
(a)	6.25% of the Options vest and become exercisable on the three month anniversary of the Optionee’s Vesting Start Date (the “Initial Vesting Date”), and

(b)	6.25% of the Options vest and become exercisable on the date three months after the Initial Vesting Date and on such date every three months thereafter, through the fourth anniversary of the Vesting Start Date.

(c)	There is an acceleration of vesting in the Option in the event that both (i) there is a Change in Control, and (ii) Mr. Headley’s employment is terminated (actually or constructively) without Cause following such Change in Control. The acceleration of vesting shall be in an amount which is the lesser of 50% of the Option (20,000 shares) or vesting of the remaining unvested portion of the Option.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on this 21st day of December, 2004.

SOURCEFIRE, INC.

By:	/s/ E. Wayne Jackson E. Wayne Jackson, CEO
The undersigned hereby acknowledges that he/she has carefully read the Agreement and the Plan and agrees that this Stock Option Certificate, together with the Agreement, shall govern the terms and conditions of the Options, the Option Shares and the other subject matter of the Agreement, subject to the provisions of the Plan. In the event of any conflict between the terms of this Stock Option Certificate and the Agreement, the Agreement shall control.

OPTIONEE

/s/ Todd Headley Todd Headley

Date: 12/31/04

EXHIBIT A-3
Sourcefire, Inc.
Stock Option Certificate
THIS CERTIFIES THAT Todd Headley (the “Optionee”) has been awarded under the Sourcefire, Inc. 2002 Stock Incentive Plan (the “Plan”), nonstatutory stock options (each, an “Option” or collectively, the “Options”) to purchase 38,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) of Sourcefire, Inc., a Delaware corporation (the “Company”), at a price of $1.25 per share (the “Exercise Price”). This Stock Option Certificate constitutes part of and is subject to the terms and provisions of the Nonstatutory Stock Option Grant Agreement (the “Agreement”) by and between the Company and Optionee dated April 18, 2003, which this Stock Option Certificate is attached to and made part of. Capitalized terms not defined in this Certificate shall have the meanings ascribed to them in the Agreement.
Vesting Start Date: June 24, 2005
Grant Date: June 24, 2005
Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the tenth anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.
Vesting Schedule: The Options vest and become exercisable in accordance with the vesting schedule below, subject to the terms and conditions described in the Agreement:
(a)	25% of the Options vest and become exercisable on the first anniversary of the Optionee’s Vesting Start Date (the “Initial Vesting Date”), and

(b)	2.083% of the Options vest and become exercisable on the date one month after the Initial Vesting Date and on such date every month thereafter, through the fourth anniversary of the Vesting Start Date.

(c)	There is 100% acceleration of vesting of the Options in the event both (i) a Change in Control (as defined in the Plan) and (ii) Optionee’s employment is terminated without cause within one year of the Change of Control.
The extent to which the Options are vested and exercisable as of a particular vesting date is rounded down to the nearest whole share. However, vesting is rounded up to the nearest whole share on the fourth anniversary of the Grant Date.
IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer on June 24, 2005.

SOURCEFIRE, INC.

By:	/s/ E. Wayne Jackson E. Wayne Jackson, CEO
The undersigned hereby acknowledges that he/she has carefully read the Agreement and the Plan and agrees that this Stock Option Certificate, together with the Agreement, shall govern the terms and conditions of the Options, the Option Shares and the other subject matter of the Agreement, subject to the provisions of the Plan. In the event of any conflict between the terms of this Stock Option Certificate and the Agreement, the Agreement shall control.

OPTIONEE

/s/ Todd Headley Todd Headley

Date: June 30, 2005